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                                                                    EXHIBIT 99.1


                    [BRIGHT HORIZONS FAMILY SOULTIONS LOGO]

                                              Investor Contact: Elizabeth Boland
                                                                  (617) 673-8000
                                                     Media Contact: Ilene Hoffer
                                                                  (617) 673-8044

      BRIGHT HORIZONS FAMILY SOLUTIONS COMPLETES CHILDRENFIRST ACQUISITION
                 UNITES LEADING PROVIDERS OF BACK-UP CHILD CARE


WATERTOWN, MA - (September 13, 2005) - Bright Horizons Family Solutions (NASDAQ:
BFAM), the world's leading provider of employer-sponsored child care and early education, today announced it has completed its acquisition of ChildrenFirst Inc., an operator of 33 employer-sponsored back-up child care centers serving more than 270 clients in the United States and Canada including such notable organizations as Viacom, Chevron Corporation, New York Life, Ropes & Gray LLP, Avon, General Mills, and Target Corporation.

"We are excited to welcome the ChildrenFirst employees, clients, and families into the Bright Horizons community. The combined strengths and offerings of our organizations will provide an even stronger platform for growth in the field of back-up child care, and will expand our network of high-quality child care and work/life services to even better serve our clients," said Bright Horizons Chief Executive Officer David Lissy.

The merger transaction includes all-cash consideration of approximately $58 million, including projected cash on hand of $11 million, resulting in total enterprise value at closing of approximately $47 million.

Bright Horizons' newly expanded network of back-up centers will serve more than 350 clients in more than 70 locations in the U.S., UK, and Canada, and will bring the total number of centers and schools operated by Bright Horizons to more than 600.


BRIGHT HORIZONS FAMILY SOLUTIONS

Bright Horizons Family Solutions
(www.brighthorizons.com) is the world's leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 600 clients, including more than 100 FORTUNE 500 companies and more than half of the "100 Best Companies for Working Mothers," as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine's "100 Best Companies to Work For."



This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions' actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments and renew contracts with acquired or existing clients, 2) enroll families in new as well as existing centers, and 3) open new centers, as well as other factors that are discussed in detail in the Company's filings with the Securities and Exchange Commission.